SEPARATION AGREEMENT
AMERICAN RESIDENTIAL PROPERTIES, INC., a Maryland corporation, (“Company”) and LANI B. PORTER (“Executive”) enter into the following Separation Agreement (“Agreement”). As used in this Agreement, the term “Parties” refers collectively to the Company and Executive and the term “Party” refers individually to the Company or Executive.
WHEREAS, the Parties entered into an Employment Agreement, effective January 1, 2013 (“the Employment Agreement”), a copy of which is attached hereto;
WHEREAS, under the Employment Agreement, Executive has served the Company as its Senior Vice President for Operations;
WHEREAS, the Parties now desire to dissolve the employment relationship established in the Employment Agreement;
THEREFORE, the Parties agree as follows:
1.SEPARATION BENEFITS.
a.Salary through Termination Date. The Company will continue to pay Executive her Annual Salary through October 15, 2015 (“the Termination Date”) at the rate in effect as of October 1, 2015. The Company will pay this Annual Salary, less deductions and taxes, on the Company’s regularly scheduled pay days.
b.Expense Reimbursement. Provided that Executive complies with the Company’s established reporting rules for expenses, the Company will reimburse Executive for expenses incurred on behalf of the Company prior to the Termination Date.
c.Eligibility for Benefits through Termination Date. Through the Termination Date, Executive will continue to be eligible for the Company’s health insurance and other employee benefits, in accordance with the Company plans and policies applicable to all other similarly-situated Company employees.
d.Severance Pay. In addition to the above, provided that Executive complies with the terms and conditions of this Agreement, the Company will pay Executive the total sum, less deductions and required tax withholdings, of five hundred and twenty-five thousand U.S. Dollars ($525,000). The Company will make this payment in reasonably equal installments, on its regularly scheduled pay days, between the Effective Date of this Agreement, as defined below, and the first year anniversary of the Effective Date.
e.COBRA Benefits. (i) Provided that Executive timely elects continuation coverage for herself and any covered family members under the Company’s group medical and dental plans as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the monthly COBRA premiums for coverage for Executive and such covered family members for the eighteen-month COBRA period beginning on

November 1, 2015, or until the expiration of such COBRA coverage if earlier than eighteen (18) months.
(ii) The Company will direct its contracted payroll administrator to make the COBRA premium payments, described above, directly to the insurer or administrator, as appropriate, as a matter of routine and to continue making such regular premium payments until directed by the Company to stop making such payments.
(iii) The Company will cease making these COBRA premium payments if Executive becomes eligible for coverage under an alternative employee benefit plan. Executive agrees to keep the Company informed of her employment status and of any alternative employee benefit plan for which she becomes eligible during the time that the Company is paying Executive’s COBRA premiums.
f.Tax Reporting. The Company will report all benefits and payments described above on appropriate forms prescribed by the Internal Revenue Service or comparable state or local taxing authorities. All such benefits and payments so reported will be subject to all applicable income and employment tax withholdings.
g.Indemnification Agreement. The Company will remain obligated to Executive to indemnify Executive in accordance with the terms of that certain Indemnification Agreement made by and between Executive and the Company and effective as of July 7, 2012 (the “Indemnification Agreement”), a copy of which is attached hereto and incorporated herein by reference. In the event the Company is involved in any legal proceeding involving matters about which Executive has relevant information arising from her employment on behalf of the Company, she will make herself available at reasonable times and upon reasonable notice for interviews and to participate in the legal proceedings, subject to the terms of the Indemnification Agreement.
2.RELEASE OF CLAIMS.
a.    Executive’s Release. In exchange for the benefits described above, to which, Executive acknowledges, her claim was disputed, Executive, individually and on behalf of her heirs and assigns, hereby waives and releases the Company and its affiliated entities, together with their respective present and former successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents, and representatives (hereinafter collectively referred to as “Released Parties”), from each and every claim of any kind arising up to the date Executive executes this Agreement.
The waiver and release apply to all claims, known or unknown, whether negligent or intentional. The waiver and release include claims arising because of the continued effects of any acts that occurred on or before the date Executive executes this Agreement. Without limiting the generality of the foregoing, the waiver and release apply to any and all matters which could have been asserted in any state or federal judicial or administrative forum, up to the date Executive executes this Agreement, except as provided herein. Specifically, but not by way of limitation, the waiver and release include all claims under the Employment Agreement and all claims under the following statutes (in each case as the statute(s) may have been amended) and common law claims:

•    Title VII of the Civil Rights Act of 1964.
•    Americans with Disabilities Act of 1990 (“ADA”).
•    Employee Retirement Income Security Act of 1974 (“ERISA”).
•    The Genetic Information Nondiscrimination Act of 2008 (“GINA”).
•    Age Discrimination in Employment Act of 1967 (“ADEA”).
•    Fair Labor Standards Act (“FLSA”).
•    Family and Medical Leave Act of 1993 (“FMLA”).
•     Rehabilitation Act of 1973.
•    The Affordable Care Act (“ACA”).
•    Health Insurance Portability and Accountability Act (“HIPAA”).
•    Post-Civil War Reconstruction Acts (42 U.S.C. §§ 1981-1988).
•    The Civil False Claims Act.
•    The Arizona Civil Rights Act.
•    The Arizona Employment Protection Act.

•    The whistleblower provisions of any federal or state law, including the Sarbanes-Oxley Act (“SOX”), the Dodd Frank Act, and the Consumer Financial Protection Act of 2010 (“CFPA”).
•    Any claim in tort, contract, for promissory estoppel, or for violation of the covenant of good faith and fair dealing.
•    Any claim under state or local law establishing civil rights or claims for discrimination or retaliation, similar to Title VII, ADEA or ADA.
•    Any claim of wrongful discharge against public policy.
•    Any claim of retaliation or whistleblower discrimination arising under any federal, state or local law.
•    Any federal, state or local law regulating health care or the administration of health care.

b.    Representations. Executive represents that she has not filed any claim, complaint or charge with any local, state, or federal agency or law-enforcement body. Nothing in this Agreement prevents Executive from filing a charge or complaint with any local, state, or federal agency or law-enforcement body; however, Executive agrees that if any claim, complaint or charge is filed, by Executive or any other person or entity, setting forth any of the claims waived or released in this Agreement, Executive will not be entitled to any recovery other than the benefits set forth in this Agreement. This Agreement does not release any rights or claims with respect to vested employee benefits and does not release unemployment compensation or workers’ compensation benefits.
c.    The Company’s Release. The Company, as defined above, on behalf of its present and former successors, predecessors and assigns, hereby waives and releases Executive from each and every claim of any kind arising up to the date the Company executes this Agreement. The waiver and release applies to all claims, known or unknown, whether negligent or intentional. The waiver and release includes claims arising because of the continued effects of any acts that occurred on or before the date the Company executes this Agreement. Without limiting the generality of the foregoing, the waiver and release applies to any and all matters which could have been asserted in any state or federal judicial or administrative forum, up to the date the Company executes this Agreement, except as provided herein. Executive agrees to cooperate freely with Company and Company’s agents so that Company may access any aspect of its computer systems, information systems, or telephone systems. Executive acknowledges that, as of the Termination Date, she is not authorized to access Company’s computer systems, the administrative functions of its telephone system, or its other information systems and she agrees that she will not attempt to do so.
3.NON-DISPARAGEMENT. Executive agrees that she will not make any disparaging comments about any of the Released Parties. The Company will direct its Chief Executive Officer, President, Chief Financial Officer, and General Counsel not to make any disparaging comments about Executive. The Company will discuss the circumstances of Executive’s separation from the Company’s employment only with Company directors, executives, and employees with a legitimate business reason to know those circumstances and will not authorize any employee other than the Chief Executive Officer, President, Chief Financial Officer, or General Counsel to make any comment concerning Executive’s separation from the Company’s employment. Executive may direct prospective employers to call any of the Chief Executive Officer, President, Chief Financial Officer, or the General Counsel for information concerning Executive’s separation from employment with the Company and the Company will direct the Chief Executive Officer, President, Chief Financial Officer, and General Counsel to comment to such prospective employers only that Executive and the Company reached a mutually satisfactory and amicable separation of her employment. Nothing in this Agreement prevents Executive, the Company, or the Company’s directors, executives, officers or employees from cooperating in any government investigation or testifying in any hearing or legal proceeding related to either of the Parties, pursuant to a lawfully served and enforceable subpoena or other court order. If Executive receives such a subpoena or court order, or receives notice that such a subpoena or court order will be served upon her, she will notify the Company’s President or Chief Executive Officer promptly and will cooperate with the Company in providing time for the Company to respond to, or to resist, the subpoena or court order.
4.NON-COMPETITION AND NON-SOLICITATION.
a.    Continued Terms of the Employment Agreement. Executive acknowledges that the Employment Agreement contains a Covenant against Competition and the Parties agree that the Covenant against Competition is effective against Executive for three hundred and sixty-five (365) days after her Termination Date. The Parties agree that all the terms of section 6 of the Employment Agreement concerning the Covenant against Competition and the terms of subsections 7.1, 7.2 and 7.3 of the Employment Agreement, concerning the enforcement of section 6 of the Employment Agreement, remain in effect and fully enforceable and are incorporated by reference into this Agreement. Similarly, the Parties agree that Executive’s agreement to protect the secrecy and confidentiality of Confidential Company Information and her agreement not to solicit or hire any employee of the Company and not to encourage any employee of the Company to leave the employment or service of the Company, as set forth in section 6 of the Employment Agreement, remain in effect and fully enforceable and are incorporated by reference into this Agreement.
b.    Representations. (i) Executive represents that she has complied with section 6.2(dd) of the Employment Agreement by returning all tangible products and documents (and copies thereof) concerning the Business of the Company (as defined in the Employment Agreement) and its affiliates, to the Company. Executive further represents that she has retained no Company software or Company data obtained through the Company’s computer systems, information systems, or telephone systems. If Executive discovers any such software or data after the Effective Date of this Agreement, she will return it to the Company and will permanently delete, beyond possibility of recovery, any electronic copies or instances of the software or data.
(ii) Executive agrees that these representations are material to the Company’s decision to enter into this Agreement with Executive.
(iii) Notwithstanding the foregoing, Executive may retain copies of records relating to Executive’s employment, including her Employment Agreement, documentation concerning her LTIP and other employee benefits, provided that she continues to keep such information confidential and does not use it in contravention of Executive’s obligations under section 4.a. of this Agreement or section 6.2 (bb) of the Employment Agreement.
c.    Contractual Remedies. If Executive accepts employment, or otherwise acts, in material violation of either her extended Covenant against Competition or her other agreements in section 6.2 of the Employment Agreement, then, in addition to any remedies available at law or in equity, the Company will have no further obligation to make severance payments under paragraph 1(d) of this Agreement. The Parties agree that the Company also may pursue injunctive relief for any violation of Executive’s Covenant against Competition or her other agreements in section 6.2 of the Employment Agreement and may pursue such injunctive relief without the requirement of posting a bond.
5.COMPLETE AGREEMENT. Except for (a) the provisions of section 6 of the Employment Agreement, (b) related provisions concerning the meaning of terms in section 6 of the Employment Agreement, and (c) subsections 7.1, 7.2, and 7.3 of the Employment Agreement concerning the enforcement of section 6 of the Employment Agreement, all of which remain in full force and effect, this Agreement sets forth the complete agreement between the Parties, including the complete agreement between the Parties concerning Executive’s separation from employment with the Company and concerning any severance, damages or other payments due Executive or the Company upon Executive’s separation from employment with the Company. No other covenants or representations have been made or relied on by the Parties, and no other consideration, other than that set forth herein, is due or owing between the Parties.
6.CANCELATION OF EQUITY COMPENSATION. Any Equity Compensation (as that term is defined in the Employment Agreement) previously awarded to Executive, to the extent not vested or to the extent subject to forfeiture restrictions as of October 15, 2015, will be cancelled, and no forfeiture restrictions on Equity Compensation will lapse as a result of Executive’s separation from employment with the Company. The Parties acknowledge that as of October 15, 2015, the Executive has vested 9,531 LTIP units that are non-forfeitable and are convertible to common units and shares of the Company and that notwithstanding anything in this Agreement to the contrary, the Executive retains all of her rights with respect to such vested LTIP units. Other than the sums described in this Agreement, no salary, annual bonus, cash or equity bonus, incentive award, equity grant, compensation, deferred compensation, or attorney fee is due or owing to Executive in any way or in any amount.
7.ARBITRATION. Except with respect to any claims or disputes arising from or relating to section 6 of the Employment Agreement, any disputes arising under or in connection with this Agreement, including any claims for discrimination, breach of contract, defamation, or any other employment-related dispute, shall be resolved by binding arbitration, to be held in the greater metropolitan area of Phoenix, Arizona, in accordance with the Employment Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA Rules”). The Company and the Executive will select an arbitrator in the manner prescribed by the AAA Rules within fifteen (15) days after demand for arbitration is made by a Party. The arbitrator will possess substantive legal experience in the principal issues in dispute and will be independent of the Company and the Executive. To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay the arbitrator fees and the administrative fees for the arbitration. Each Party will be responsible for her or its own attorney fees and costs, except that, if Executive prevails in the arbitration, as determined by the arbitrator, the Company will reimburse Executive the reasonable expenses of the Executive, including her reasonable legal fees, incurred in connection with arbitration. Except as may otherwise be agreed in writing by the Parties or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator will render the final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator will be final and binding and not subject to judicial review, except to the extent provided by the Federal Arbitration Act. If necessary, the prevailing party may seek to have the decision of the arbitrator enforced by a court of competent subject matter and personal jurisdiction, but entry of such judgment will not be required to make such award effective.
8.INFORMED AND VOLUNTARY AGREEMENT.
a.    Attorney Advice. Executive is hereby advised to consult with an attorney before executing this Agreement and acknowledges that she has been so advised by the Released Parties. Executive further represents that she has had the advice of an attorney of her own choosing with regard to the terms of this Agreement and that the Agreement has been negotiated in an arm’s length transaction.
b.    Consideration Period. This offer by the Company, represented by the terms of this Agreement, will remain open for at least twenty-one (21) days, during which time Executive may consider the terms of the Agreement. If the Parties negotiate changes in the terms of this Agreement, those changes will not start a new twenty-one-day period or cause the twenty-one-day period to reinitialize. Executive may execute this Agreement at any time during the twenty-one-day period. If Executive executes this Agreement before the end of the twenty-one-day period, Executive acknowledges that her decision to do so has not been induced by any of the Released Parties through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one-day period, or by offering different terms if the Agreement is signed prior to the expiration of the twenty-one-day time period.
c.    Revocation Period. For a period of seven (7) calendar days after executing this Agreement, Executive has the right to revoke her acceptance of the terms of this Agreement. Executive may revoke the Agreement at any time during the seven-day period by notifying the Company’s President or Chief Executive Officer, in writing, of Executive’s desire to revoke the Agreement. If Executive revokes this Agreement within seven (7) calendar days of executing it, the Agreement will be null and void and will not take effect, and the terms of the Employment Agreement will remain effective.
d.    Effective Date. This Agreement will not become effective if Executive exercises her right to revoke her acceptance of the terms of this Agreement within seven (7) days of her executing the Agreement, as described above. Assuming Executive does not revoke this Agreement within seven (7) days period of her executing the Agreement, this Agreement will become effective for all purposes on the eighth calendar day after Executive executes the Agreement. The date on this eighth day is referred to herein as the “Effective Date” of this Agreement. Executive will not receive any payment or benefit under this Agreement, other than her Annual Salary and benefits accrued before the Termination Date, until after the Effective Date.
e.    Knowing and Voluntary Agreement. Executive represents that she has read this Agreement and understands each of its terms. Executive further represents that no representations, promises, agreements, stipulations, or statements have been made by any Released Party to induce this Agreement, beyond those contained herein. Executive further represents that she voluntarily signs this Agreement as her own free act, and that she is not acting under any coercion or duress.
9.SEVERABILITY. If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, the remainder of the Agreement shall remain in full force and effect, and shall be binding upon the Parties hereto as if the invalidated provision were not part of this Agreement.
10.BINDING EFFECT. This Agreement is binding upon Executive and upon her estate, family, heirs, administrators, executors, guardians, conservators, representatives, successors and assigns, and upon Company, its officials, directors, officers, agents, servants, and employees, past and present, and upon the successors or assigns of any of them. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. The obligations of the Company under paragraph 1 of this Agreement shall not be affected by the death of the Executive but shall remain in full force and effect for the entire term hereof.

11.NO ADMISSION. Nothing in this Agreement constitutes an admission by either Party of any wrongdoing, breach, or liability to the other Party. Neither this Agreement nor anything contained herein will be admissible in any proceeding as evidence of, or an admission by either Party, any liability whatsoever. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purposes of enforcing the terms of this Agreement.
12.HEADINGS. The headings contained in this Agreement are solely for convenience and are not to be taken to define or to limit the provisions of this Agreement.
13.APPLICABLE LAW. Arizona law, without regard to the principles of conflicts of law, and federal law, as applicable, will govern the interpretation of this Agreement. Executive and the Company each consents to the exclusive venue and jurisdiction of the state and federal courts located in Phoenix, Arizona, for any lawsuit arising from or related to this Agreement.
14.WAIVERS AND AMENDMENTS. The Parties may amend, supersede, cancel, renew, or extend this Agreement, and the Parties may waive terms of this Agreement, only by a written instrument signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
15.COUNTERPARTS. The Parties may execute this Agreement in counterparts and a set of identical counterparts, each executed by one or more of the Parties will constitute one entire Agreement between the Parties. Reasonably legible, electronically scanned images of the Agreement or reasonably legible photocopies or copies of the Agreement sent by facsimile will be as binding and enforceable as the originals.
IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement on the dates indicated.

LANI B PORTER	AMERICAN RESIDENTIAL PROPERTIES, INC.
/s/ Lani B Porter	By /s/ Stephen G. Schmitz
Dated: October 22, 2015	Their Chief Executive Officer
Dated: October 23, 2015

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